NEWS RELEASE


ST. JUDE MEDICAL INC.
Corporate Relations
One Lillehei Plaza
St. Paul, Minnesota 55117 U.S.A.
(612) 481-7790
Fax (612) 490-4333

Contacts:    Paul Vetter             Peter Gove            Steve Wilson
             Investor Relations      Media Relations       V.P. Finance & CFO
             (612) 481-7791          (612) 481-7790        (612) 481-7542

Ventritex
Contact:     Frank Fischer
             President & CEO
             (408) 738-4883

              ST. JUDE MEDICAL AND VENTRITEX AMEND MERGER AGREEMENT

St. Paul, MN, March 31, 1997 -- St. Jude Medical, Inc. (NYSE:STJ) and Ventritex, Inc. (NASDAQ: NNM:VNTX) announced today that the Board of Directors of both companies have approved an amendment to the merger agreement announced on October 23, 1996, providing for the merger of Ventritex into St. Jude Medical's Pacesetter subsidiary.

The transaction is expected to be completed in the second quarter of 1997 following a meeting of Ventritex shareholders to vote on the merger. Under the terms of the amended merger agreement, each outstanding share of Ventritex common stock will be converted into .5 of a share of St. Jude Medical stock. As originally announced, the ratio was .6. Based on the closing stock price of St. Jude Medical on March 27, 1997, the transaction has an approximate value of $365 million.

The companies agreed to reduce the exchange ratio to reflect the impact on the Ventritex business which has resulted from previously disclosed component failures in the Ventritex Cadence model V-110 implantable cardioverter defibrillator (ICD) device. The amended agreement also modifies certain representations, covenants and conditions in the original agreement, making it highly likely the merger will proceed.

St. Jude Medical continues to work with the U.S. Federal Trade Commission (FTC) staff and anticipates a successful completion of the Hart-Scott-Rodino review process shortly.

Commenting on the amended agreement, Ronald A. Matricaria, Chairman, CEO and President of St. Jude Medical, Inc., said, "We look forward to the support of the Ventritex shareholders of this modified agreement and are prepared to move quickly to complete the merger with Ventritex. Since St. Jude entered the global cardiac rhythm management business in 1994, we have been committed to offer our customers a complete product line. The Ventritex ICD products will allow us to fulfill that commitment."

On behalf of Ventritex, Inc. President and CEO Frank Fischer said, "We anticipate approval by our shareholders of the merger with St. Jude Medical and expect to leverage the financial, manufacturing and global distribution resources of St. Jude Medical to compete more effectively for ICD business in the future."

St. Jude Medical, Inc. (www.sjm.com) develops, manufactures and distributes medical devices for the global cardiovascular market. The Company serves patients and its physician customers worldwide with the highest quality products and services including heart valves, cardiac rhythm management systems, specialty catheters and other cardiovascular devices.

Ventritex develops, manufactures and sells ICDs and related products for the treatment of ventricular tachycardia and ventricular fibrillation.